Exhibit 3.4
PITNEY BOWES INC.
AMENDED AND RESTATED BY-LAWS
(effective May 6, 2024)

ARTICLE I

MEETINGS OF STOCKHOLDERS
Section 1.    Annual Meeting(1)    . The annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such place and time, as the Chairman of the Board of Directors (the “Chairman of the Board”) or the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) shall designate.
Section 2.    Special Meeting. (a) Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, a special meeting of the stockholders of the Corporation: (i) may be called at any time by the Board of Directors; and (ii) shall be called by the President of the Corporation (the “President”), a Vice-President of the Corporation (a “Vice-President”) or the Secretary of the Corporation (the “Secretary”) upon the written request or requests of one or more persons that: (A) own (as defined below) shares representing at least 25% of the voting power of the stock entitled to vote on the matter or matters to be brought before the proposed special meeting (hereinafter, the “requisite percent”) as of the record date fixed in accordance with these By-laws to determine who may deliver a written request to call the special meeting; and (B) comply with the notice procedures set forth in this Section 2 with respect to any matter that is a proper subject for the meeting pursuant to paragraph (f) of this Section 2 (a meeting called in accordance with clause (ii) above, a “stockholder-requested special meeting”). Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, special meetings of the stockholders of the Corporation may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.
(b)    For purposes of satisfying the requisite percent under this Section 2:
(i)    A person is deemed to “own” only those outstanding shares of stock of the Corporation as to which such person possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) the shares, except that the number of shares calculated in accordance with the foregoing clauses (A) and (B) shall not include any shares: (1) sold by such person in any transaction that has not been settled or closed; (2) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the Corporation, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares; and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. For purposes of the foregoing clauses (1)-(3), the term “person” includes its affiliates; and
(ii)    A person “owns” shares held in the name of a nominee or other intermediary so long as such person retains both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in the shares. The person’s ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.
(c)    Any person seeking to request a special meeting shall first request that the Board of Directors fix a record date to determine the persons entitled to request a special meeting (the “ownership record date”) by delivering notice in writing to the Secretary at the principal executive offices of the Corporation (the “record date request notice”). A person’s record date request notice shall contain information about the class or series and number of shares of stock of the Corporation which are owned of record and beneficially by the person and state the business proposed to be acted on at the meeting. Upon receiving a record date request notice, the Board of Directors may set an ownership record date. Notwithstanding any other provision of these Bylaws, the ownership record date shall not precede the date upon which the resolution fixing the ownership record date is adopted by the Board of Directors, and shall not be more than ten (10) days after the close of business (as defined in Article I, Section 5) on the date upon which the resolution fixing the ownership record date is adopted by the Board of Directors. If the Board of Directors, within ten (10) days after the date upon which a valid record date request notice is received by the Secretary, does not adopt a resolution fixing the ownership record date, the ownership record date shall be the close of business on the 10th day after the date upon which a valid record date request notice is received by the Secretary (or, if such 10th day is not a business day, the first business day thereafter).
(d)    In order for a stockholder-requested special meeting to be called by the President, a Vice-President or the Secretary, one or more written requests for a special meeting signed by persons (or their duly authorized agents) who own or who are acting on behalf of persons who own, as of the ownership record date, at least the requisite percent

(the “special meeting request”), shall be delivered to the Secretary. A special meeting request shall: (i) state the business (including the identity of nominees for election as a director, if any) proposed to be acted on at the meeting, which shall be limited to the business set forth in the record date request notice received by the Secretary; (ii) bear the date of signature of each such person (or duly authorized agent) submitting the special meeting request; (iii) set forth the name and address of each person submitting the special meeting request (as they appear on the Corporation’s books, if applicable); (iv) contain the information required by Article I, Section 5 with respect to any director nominations or other business proposed to be presented at the special meeting, and as to each person requesting the meeting, any nominee such person proposes to be elected as a director and each other person (including any beneficial owner) on whose behalf the person requesting the meeting is acting, other than persons who are not affiliates or associates of the requesting person and who have provided such special meeting request solely in response to any form of public solicitation for such special meeting request; (v) include documentary evidence that the requesting persons own the requisite percent as of the ownership record date; provided, however, that if the requesting persons are not the beneficial owners of the shares representing the requisite percent, then to be valid, the special meeting request must also include documentary evidence of the number of shares owned (as defined in paragraph (b) above) by the beneficial owners on whose behalf the special meeting request is made as of the ownership record date; (vi) be delivered to the Secretary at the principal executive offices of the Corporation, by hand or by certified or registered mail, return receipt requested, within sixty (60) days after the ownership record date. The special meeting request shall be updated and supplemented within five (5) business days after the record date for determining the stockholders entitled to vote at the stockholder requested-special meeting (or by the opening of business on the date of the meeting, whichever is earlier, if the record date for determining the stockholders entitled to vote at the meeting is different from the record date for determining the stockholders entitled to notice of the meeting), and in either case such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting. In addition, the requesting person and each other person (including any beneficial owner) on whose behalf the person is acting, shall provide such other information as the Corporation may reasonably request within ten (10) business days of such a request.
(e)    After receiving a special meeting request, the Board of Directors shall determine in good faith whether the persons requesting the special meeting have satisfied the requirements for calling a special meeting of stockholders, and the Corporation shall notify the requesting person of the Board’s determination about whether the special meeting request is valid, which determination shall be conclusive and binding on the Corporation and all stockholders and other persons. The date, time and place of the special meeting shall be fixed by the Board of Directors, and the date of the special meeting shall not be more than ninety (90) days after the date on which the Board of Directors fixes the date of the special meeting. The record date for the special meeting shall be fixed by the Board of Directors in accordance with these By-laws.

(f)    A special meeting request shall not be valid, and the Corporation shall not call a special meeting if: (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under, or that involves a violation of, applicable law; (ii) an item of business that is the same or substantially similar (as determined in good faith by the Board of Directors) was presented at a meeting of stockholders occurring within ninety (90) days preceding the earliest date of signature on the special meeting request, provided that the removal of directors and the filling of the resulting vacancies shall not be considered the same or substantially similar to the election of directors at the preceding annual meeting of stockholders; (iii) the special meeting request is delivered during the period commencing ninety (90) days prior to the first anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting of stockholders; or (iv) the special meeting request does not comply with the requirements of this Section 2.
(g)    Any person who submitted a special meeting request may revoke its written request by written revocation delivered to the Secretary at the principal executive offices of the Corporation at any time prior to the stockholder-requested special meeting. If, as a result of any revocations, there are no longer valid unrevoked written requests from the requisite percent, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.
(h)    Business transacted at a stockholder-requested special meeting shall be limited to: (i) the business stated in the valid special meeting request received from the requisite percent; and (ii) any additional business that the Board of Directors determines to include in the Corporation’s notice of meeting. If none of the persons who submitted the special meeting request (or their qualified representatives, as defined in Article I, Section 10) appears at the special meeting to present the matter or matters to be brought before the special meeting that were specified in the special meeting request, the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies and votes in respect of such matter may have been received by the Corporation. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled pursuant to this Section 2.
Section 3.    Notice of Meetings. Subject to the provisions of the Amended and Restated Certificate of Incorporation and except as otherwise required by law, written notice of an annual or special meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days prior to the meeting to each stockholder entitled to vote at the meeting. In the case of a special meeting of stockholders, the purpose or purposes for which the meeting is called shall be set forth in the notice. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.
Section 4.    List of Stockholders. The Secretary or the Treasurer shall prepare and make, or cause the Transfer Agent to prepare and make, no later than the

10th day before each meeting of stockholders, a complete list, as of the record date, of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of, and the number of shares registered in the name of, each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for ten (10) days ending on the day before the meeting date, at the principal place of business of the Corporation. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at any meeting of stockholders.
Section 5.    Advance Notice Procedures.
(a)    Annual Meetings. (i) Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors (or a committee thereof), (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 5(a) is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the provisions set forth in this Section 5(a), or (D) by any Eligible Stockholder (as defined in Article I, Section 10 of these By-laws) whose Stockholder Nominee (as defined in Article I, Section 10 of these By-laws) is included in the Corporation’s proxy materials for the relevant annual meeting. For the avoidance of doubt, the foregoing clauses (C) and (D) shall be the exclusive means for a stockholder to make director nominations and the foregoing clause (C) shall be the exclusive means for a stockholder to propose any other business (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”)) before an annual meeting of stockholders.
(ii)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 5(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than the close of business on the 90th day nor earlier than the close of business (as defined below) on the 120th day prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment, recess or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting:
(A)    as to any business (other than nominations for persons for election to the Board of Directors) that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting, any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;
(B)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the business is proposed:
(1)    the name and address, as they appear on the Corporation’s books, of the stockholder intending to propose such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;
(2)    the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, beneficially owned (as defined below) and owned of record by the stockholder and such beneficial owner, if any;
(3)    any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any class or series of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned  beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates;
(4)    a description of any proxy, contract, agreement, arrangement or understanding with respect to any class or series of shares of the Corporation, the nomination or proposed business between or among such stockholder or beneficial owner and any other person, including any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner);
(5)    any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Corporation, or that provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, “Short Interests”);
(6)    any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation;
(7)    any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(8)    any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including any such interests held by members of such stockholder’s immediate family sharing the same household;

(9)    any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder;
(10)    any direct or indirect interest of such stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and
(11)    any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
(C)    a representation that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or through a qualified representative (as defined in this Section 5) at the meeting to present such nomination or business;
(D)    as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board, a stockholder’s notice must, in addition to the matters set forth in clause (B) above, also set forth:
(1)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates , on the other hand, including, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and
(2)    such other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected);
(E)    as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board, a completed and signed questionnaire, representation and agreement with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:
(1)    is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;
(2)    is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and
(3)     if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time;
(F)    (i) a representation confirming (i) whether the stockholder and the beneficial owner, if any, or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or proposal and, if so, (x) in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person or group will engage in such solicitation in accordance with Rule 14a-19 under the Exchange Act, (y) in the case of a proposal of business other than nominations, whether such person or group intends or is part of a group which intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or approve or adopt the proposal and (z) whether such person or group intends to otherwise solicit proxies or votes from stockholders in support of such nomination or proposal (for purposes of this clause (6), the term “holders” shall include, in addition to stockholders of record, any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act) and (ii) that promptly after soliciting the holders of the Corporation’s stock referred to in the representation required under clause (i) of this paragraph (F), and in any event no later than the 10th day before such meeting of stockholders, such stockholder or beneficial owner will provide the Corporation with documents, which may take the form of a certified statement and documentation from a proxy solicitor, specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of the Corporation’s stock.
(G)    a representation that the stockholder, the beneficial owner, if any, on whose behalf the nomination is made, or their respective affiliates or associates, will, within five (5) business days after the record date for such meeting, notify the Corporation in writing of any changes to the above information.
(iii)    The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including information relevant to a determination whether such proposed nominee can be considered an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Such information shall be provided to the Corporation promptly upon request by the Corporation, but in any event within five (5) business days after such request (or by the day prior to the day of the meeting, if earlier). All information provided pursuant to this paragraph (iii) shall be deemed part of the stockholder’s notice submitted pursuant to Section 5(a)(ii) above or a Stockholder Notice submitted pursuant to Article I, Section 10, as applicable.
(b)    Special Meetings. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors (or any committee thereof) or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 5(b) is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the provisions set forth in this Section 5(b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by Section 5(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)    General. For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act, and “close of business” shall mean 6:00 p.m., New York time, on any calendar day, whether or not the day is a business day. For purposes of clause (a)(ii)(B)(2) of this Section 5, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares. For purposes of Sections 5 and 10 of this Article I, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act.
(d)    Exchange Act. Notwithstanding the foregoing provisions of this Section 5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder (including, without limitation, Rule 14a-19 thereunder) with respect to the matters set forth in this Section 5 and in Article I, Section 10. Nothing in this Section 5 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock or Preference Stock to elect directors under specified circumstances. This Section 5 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
(e)    Determination of Eligibility. Only such persons who are nominated in accordance with the procedures set forth in Section 5(a)(i) or Section 5(b) of this Article I shall be eligible to be elected at any meeting of stockholders of the

Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. The Board of Directors, the Chairman of the Board or the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these By-laws (including whether a stockholder or beneficial owner provided all information and complied with all representations required under this Section 5 and/or complied with the requirements of Rule 14a-19 under the Exchange Act). If any proposed nomination or business was not made in compliance with these By-laws, including due to a failure to comply with the requirements of Rule 14a-19 under the Exchange Act, then the chairman of the meeting shall declare that such nomination shall be disregarded or that such proposed business shall not be transacted. In furtherance and not by way of limitation of the foregoing provisions of this Section 5, unless otherwise required by law, or otherwise determined by the Board of Directors, the Chairman of the Board, the chairman of the meeting or any other person designated by the Board, (A) if the stockholder does not provide the information required under this Section 5 to the Corporation within the time frames specified herein or (B) if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business, any such nomination shall be disregarded or such other business shall not be transacted, notwithstanding that proxies and votes in respect of any such nomination or other business may have been received by the Corporation.
(f)    Solicitations. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by the Board of Directors.
Section 6.    Adjournments and Postponements. Subject to the provisions of Article I, Section 7 hereof, any meeting of stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place (including to address a technical failure or continue a meeting using remote communication), and notice need not be given of such adjourned meeting if the time and place thereof are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication; or (iii) set forth in the notice of meeting given in accordance with Article I, Section 3. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.  The Corporation may postpone, reschedule or cancel any meeting of stockholders previously scheduled by the Board or the Chairman of the Board.
Section 7.    Quorum and Voting. At any meeting of stockholders the holders of shares representing a majority of the votes entitled to be cast thereat shall constitute a quorum for the transaction of any business. At each meeting of the stockholders for the election of directors at which a quorum is present, each director shall be elected by a majority of the votes cast; provided that (i) if, on or before the 5th business day prior to the date that the Corporation files its definitive proxy statement relating to such meeting with the SEC (regardless of whether thereafter revised or supplemented), the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes of the stockholders entitled to vote thereon, present in person or by proxy, shall be the directors for the term as set forth in the Amended and Restated Certificate of Incorporation (even if less than a majority), and (ii) no more than the authorized number of directors to be elected as fixed by the Board of Directors shall be elected. For purposes of the Section, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” the director (with abstentions and broker non-votes not counted as either a vote “for” or a vote “against” that director).If a director is not elected, the director shall tender his or her resignation to the Board. The Governance Committee of the Board (the “Governance Committee”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within ninety (90) days from the date of the certification of the election results. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected thereafter at a special meeting of the stockholders called for that purpose in the manner provided in these By-laws. Each other question properly presented to any meeting of stockholders shall be decided by a majority of the votes cast on the question entitled to vote thereon, except as otherwise required by law or the Amended and Restated Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, or pursuant to any regulation applicable to the Corporation or its securities. Elections of directors shall be by ballot but the vote upon any other question need be by ballot only if so ordered by the chairman of the meeting, or by a vote of a majority of the stockholders, present in person or by proxy, entitled to vote on the question. In the event of lack of a quorum, the chairman of the meeting or majority in interest of the stockholders present in person or by proxy may adjourn the meeting from time to time until a quorum shall be obtained.
Treasury shares as of the record date shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 8.    Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at such meeting by the chairman of the meeting. The Board of Directors may (i) appoint a person to preside over meetings of stockholders (in the absence of the Chairman of the Board, the Chief Executive Officer and the President), and (ii) adopt by resolution such rules and regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene, and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
Section 9.    Inspectors of Election. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment or postponement thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his ability.
The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
Section 10.    Proxy Access for Director Nominations.

(a)     (i) Subject to the terms and conditions of these By-laws, in connection with an annual meeting of stockholders at which directors are to be elected, the Corporation (A) shall include in its proxy statement and on its form of proxy the names of, and (B) shall include in its proxy statement the “Additional Information” (as defined below) relating to, a number of nominees specified pursuant to paragraph (a)(4) of this Section 10 for election to the Board of Directors submitted pursuant to this Section 10 (each, a “Stockholder Nominee”), if:
(1)     the Stockholder Nominee satisfies the eligibility requirements in this Section 10,
(2)     the Stockholder Nominee is identified in a timely notice (the “Stockholder Notice”) that satisfies this Section 10 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below),
(3)     the Eligible Stockholder satisfies the requirements of this Section 10 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Corporation’s proxy materials, and
(4)     the additional requirements of these By-laws are met.
(ii)    The maximum number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders (the “Authorized Number”) shall not exceed the greater of two (2) or twenty percent (20%) of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 10 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below 20%; provided that the Authorized Number shall be reduced: (A) by any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 10 but whom the Board of Directors decides to nominate as a Board nominee; (B) but not below one, by any directors in office or director nominees that in either case shall be included in the Corporation’s proxy materials with respect to the annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding between the Corporation and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by the stockholder or group of stockholders, from the Corporation); and (C) by any Stockholder Nominee who is not included in the Corporation’s proxy materials or is not submitted for director election for any reason, in accordance with the last sentence of Section 10(j). In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Authorized Number shall be calculated based on the number of directors in office as so reduced.

(b)     To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 10(b) must:
(i)     Own and have Owned (as defined below), continuously for at least three years as of the date of the Stockholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of shares of capital stock of the Corporation that are entitled to vote generally in the election of directors) that represents at least three percent (3%) of the outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors as of the date of the Stockholder Notice (the “Required Shares”), and

(ii)     thereafter continue to Own the Required Shares through such annual meeting of stockholders.

For purposes of satisfying the ownership requirements of this Section 10(b), a group of note more than 20 stockholders and/or beneficial owners may aggregate the number of shares of capital stock of the Corporation that are entitled to vote generally in the election of directors that each group member has individually Owned continuously for at least three years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 10 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates (as defined in Article I, Section 5 of these By-laws), may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 10. A group of any two or more funds shall be treated as only one stockholder or beneficial owner for this purpose if they are (A) under common management and investment control, (B) under common management and funded primarily by a single employer, or (C) part of a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(c)     For purposes of this Section 10:

(i)     For purposes of this Section 10, a stockholder or beneficial owner is deemed to “Own” only those outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors as to which the person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such person in any transaction that has not been settled or closed, (2) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, have correlative meanings for purposes of this Section 10. For purposes of this clause (i), the term “person” includes its affiliates.

(ii)     A stockholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both: (1) the full voting and investment rights pertaining to the shares; and (2) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.
(iii)     A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five (5) business days’ notice and (1) the person recalls the loaned shares within five (5) business days of being notified that its Stockholder Nominee shall be included in the Corporation’s proxy materials for the relevant annual meeting; and (2) the person holds the recalled shares through the annual meeting.
(d)     For purposes of this Section 10, the “Additional Information” referred to in Section 10(a) that the Corporation will include in its proxy statement is:

(i)     the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(ii)     if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 10 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(e)     The Stockholder Notice shall set forth all information, representations (other than the representations required under clause (a)(ii)(F) of Article I, Section 5) and agreements required under Article I, Section 5 of these By-laws, including the information required with respect to the nominee for election as a director, any stockholder giving notice of an intent to nominate a candidate for election, and any stockholder, beneficial owner, if any, or other person on whose behalf the nomination is made under this Section 10. In addition, such Stockholder Notice shall include:

(i)     a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act,

(ii)     a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (A) setting forth and certifying to the number of shares of capital stock of the Corporation that are entitled to vote generally in the election of directors the Eligible Stockholder Owns and has Owned (as defined in Section 10(c) of these By-laws) continuously for at least three years as of the date of the Stockholder Notice and (B) agreeing to continue to Own such shares through the annual meeting,

(iii)     the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(A)     it shall provide (1) within (5) five business days after the date of the Stockholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 10; (B) within five (5) business days after the record date for the annual meeting both the information required under Article I, Section 5 of these By-laws and notification in writing verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of such date, and (2) immediate notice to the Corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting,

(B)     it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have this intent, (2) has not nominated and shall not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 10, (3) has not engaged and will not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or any nominee(s) of the Board, and (4) shall not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation, and

(C)     it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (2) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the nomination or solicitation process pursuant to this Section 10, (3) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual meeting, (4) file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A, and (5) at the request of the Corporation, promptly, but in any event within five (5) business days after such request (or by the day prior to the day of the annual meeting, if earlier), provide to the Corporation such additional information as reasonably requested by the Corporation, and

(iv)     in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five (5) business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the Corporation demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed twenty (20), including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of this Section 10.

(f)     To be timely under this Section 10, the Stockholder Notice must be delivered by a stockholder to the Secretary at the principal executive offices of the Corporation not later than the close of business (as defined in Article I, Section 5 of these By-laws) on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than thirty (30) days before the anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Stockholder Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in Article I, Section 5 of these By-laws) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting of stockholders, or a postponement of an annual meeting of stockholders for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.

(g)     Within the time period for delivery of the Stockholder Notice, each Stockholder Nominee shall deliver to the Secretary at the principal executive offices of the Corporation all information required to be submitted regarding nominees pursuant to Article I, Section 5 above. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 10.

(h)     In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 10.

All information provided pursuant to paragraphs (e) through (h) above shall be deemed part of the Stockholder Notice for purposes of this Section 10.

(i)     Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination and any proxies or votes in respect of any such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies or votes in respect of any such nomination may have been received by the Corporation, if:

(i)     the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations, or warranties set forth in the Stockholder Notice (or otherwise submitted pursuant to this Section 10), any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 10) was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these By-laws, including, but not limited to, its obligations under this Section 10.

(ii)     the Stockholder Nominee (A) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (B) is an officer or director of a competitor, as defined for the purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, (C) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years or (D) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended,

(iii)     the Corporation receives a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for stockholder nominees for director in Article I, Section 5 of these By-laws, or

(iv)     the election of the Stockholder Nominee to the Board would cause the Corporation to violate the Amended and Restated Certificate of Incorporation, these By-laws, or any applicable law, rule, regulation or listing standard.
(j)     An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 10 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials and include such assigned rank in its Stockholder Notice submitted to the Corporation. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 10 exceeds the Authorized Number, the

Stockholder Nominees to be included in the Corporation’s proxy materials shall be determined in accordance with the following provisions: one Stockholder Nominee who satisfies the eligibility requirements in this Section 10 shall be selected from each Eligible Stockholder for inclusion in the Corporation’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its Stockholder Notice submitted to the Corporation and going in the order of the rank (highest to lowest) assigned by each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one Stockholder Nominee who satisfies the eligibility requirements in this Section 10 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 10 thereafter is nominated by the Board, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 10), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for election as a director at the applicable annual meeting in substitution for such Stockholder Nominee.

(k)     Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these By-laws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (ii) does not receive a number of votes cast in favor of his or her election that is at least equal to twenty-five percent (25%) of the shares present in person or represented by proxy and entitled to vote in the election of directors, shall be ineligible to be a Stockholder Nominee pursuant to this Section 10 for the next two annual meetings.
(l)     Notwithstanding the foregoing provisions of this Section 10, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if the stockholder delivering the Stockholder Notice (or a qualified representative of the stockholder, as defined in Article I, Section 5 of these By-laws) does not appear at the annual meeting of stockholders of the Corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies and votes in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Corporation. Without limiting the Board’s power and authority to interpret any other provisions of these By-laws, the Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 10 and to make any and all determinations necessary or advisable to apply this Section 10 to any persons, facts or circumstances, in each case acting in good faith. Except for any nomination made in accordance with Rule 14a-19 promulgated under the Exchange Act, this

Section 10 shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy materials.
ARTICLE II

BOARD OF DIRECTORS
Section 1.    Powers of Board. The business of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 2.    Number, Election and Terms. Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by the Board of Directors but shall not be less than three. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected annually for terms expiring at the next succeeding annual meeting.
Section 3.    Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in Article I, Section 5 or Article I, Section 10 of these By-laws, as applicable.
Section 4.    Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until such Director’s successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
Section 5.    Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Section 6.    Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board shall constitute a quorum for the transaction of business; but if at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time. Except in cases in which the Amended and Restated Certificate of Incorporation or these By-laws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 7.    First Meeting. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business. Notice of such meeting need not be given. In the alternative, such first meeting may be held at any other time which shall be specified in a notice given as hereinafter provided, for special meetings of the Board of Directors.
Section 8.    Regular Meetings. Regular meetings of the Board of Directors may be held, without notice, at such times and places as may be fixed by the Board.
Section 9.    Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman, and shall be called by Chairman on the written request of a majority of the directors. Notice of each special meeting of the Board shall be given to each director either by mail not later than noon, New York time, on the 3rd day prior to the meeting, or by electronic transmission, written message or orally to the director not later than noon, New York time, on the day prior to the meeting. Notices are deemed to have been given: by mail, when deposited in the United States mail; by electronic transmission, at the time of transmission; and by messenger, at the time of delivery. Notices by mail, electronic transmission or messenger shall be sent to each director at the address designated by him for that purpose, or, if none has been designated, at his last known residence or business address.
A notice of meeting of the Board of Directors need not specify the purpose of any meeting of the Board of Directors.
Section 10.    Chairman of the Board; Organization. The Chairman of the Board of Directors shall preside at meetings of the Board and of stockholders and shall see that all orders and resolutions of the Board are carried into effect. In the Chairman’s absence, a member of the Board selected by a majority of the members present shall preside at meetings of the Board. The Secretary shall act as Secretary at meetings of the Board of Directors, but in the Secretary’s absence the director presiding at the meeting may appoint a Secretary.
Section 11.    Resignations. Any director of the Corporation may resign at any time by giving written or electronic notice to the Board of Directors or to the Chairman or to the Secretary. Such resignation shall take effect at the time specified therein, or if no time is specified, upon receipt thereof. Unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy created by a resignation may be filled in the same manner as prescribed under Article II, Section 4, hereof.
Section 12.    Compensation of Directors. The Board of Directors shall have authority to fix the compensation and provide for the reimbursement of expenses of directors in respect of their service in any capacity.
Section 13.    Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.
Section 14.    Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these By-laws.
Section 15.    Emergency By-laws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the General Corporation Law of the State of Delaware, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate.
ARTICLE III

OFFICERS
Section 1.    Election; Term of Office. The officers of the Corporation shall be elected by and shall serve at the pleasure of the Board of Directors. There may be a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may determine. Subject to the provisions of these By-laws, officers shall hold their offices until their successors are elected and qualified or until their earlier death, resignation or removal. Any number of offices may be held by the same person.
Section 2.    Powers and Duties. The officers of the Corporation shall have such authority and perform such duties in the management of the Corporation as may be prescribed by the By-laws, or by the Board of Directors, and to the extent not so prescribed pursuant to the By-laws, they shall have such authority and perform such duties in the management of the Corporation, subject to the control of the Board, as generally pertain to their respective offices.
Section 3.    Chief Executive Officer. The Chief Executive Officer shall have general and active supervision and management of the business of the Corporation. In the absence of the Chairman, he shall preside at meetings of stockholders.
Section 4.    President. The President shall be the Chief Executive Officer of the Corporation, unless otherwise determined by the Board of Directors. In the absence of the Chairman and the Chief Executive Officer, the President shall preside at meetings of stockholders.
Section 5.    Resignation, Removal and Vacancies. Any officer may resign at any time upon written notice to the Corporation. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of a quorum of Directors. The Board of Directors may fill any vacancies resulting from death, resignation, or removal of an officer in the same manner as provided for the election or appointment of such person.
ARTICLE IV

OTHER MATTERS
Section 1.    Corporate Seal. The corporate seal shall be in such form as the Board of Directors shall prescribe. Said seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise used. The Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer may affix the seal to any instrument signed by a duly authorized officer, or when specifically authorized by the Board of Directors, and may attest the same. Unless otherwise provided by the Board of Directors, the seal may also be attested by any officer of the Corporation except the officer signing the instrument on behalf of the Corporation.
Section 2.    Waiver of Notice. Whenever any notice is required to be given under the Amended and Restated Certificate of Incorporation, the By-laws or otherwise by law, a waiver thereof in writing, signed by the person or persons entitled to the notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission.
Section 3.    Voting of Stocks Owned by the Corporation. The Chairman of the Board of Directors, the President and Chief Executive Officer, any Vice President, or such other person as the Board of Directors may designate shall be authorized to attend, vote and grant proxies to be used at any meeting of stockholders or equity holders of any corporation or other entity in which the Corporation may hold stock or other equity interests.
Section 4.    By-law Amendment. Subject to the provisions of the Amended and Restated Certificate of Incorporation and these By-laws, these By-laws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by a majority of the votes cast on the question entitled to vote thereon; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Delaware, the Amended and Restated Certificate of Incorporation and these By-laws, the Board of Directors may, by majority vote of those present at any meeting at which a quorum is present, amend these By-laws or enact such other By-laws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.
Section 5.    Construction. The masculine gender, where appearing in these By-laws, shall be deemed to include the feminine gender.

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